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                                                                     Exhibit 3.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 METABOLIX, INC.

     Metabolix, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     1. The name of the Corporation is Metabolix, Inc. The original certificate of incorporation of Metabolix, Inc. was filed with the Secretary of State of the State of Delaware on September 1, 1998.

     2. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law (the "DGCL").

     3. The text of the Certificate of Incorporation of this corporation be hereby amended and restated in its entirety to provide as herein set forth in full.

                                    ARTICLE I

     The name of the Corporation is Metabolix, Inc.

                                   ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

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                                   ARTICLE IV

                                  CAPITAL STOCK

     The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Five Million (105,000,000) shares, of which (i) Seventy-Nine Million One Hundred Thousand (79,100,000) shares shall be a class designated as common stock, par value $.01 per share (the "Common Stock"), (ii) Twenty Million Nine Hundred Thousand (20,900,000) shares shall be a class designated as Preferred Stock, par value $.01 per share (the "pre-IPO Preferred Stock"), and (iii) Five Million (5,000,000) shares shall be a class designated as undesignated preferred stock, par value $.01 per share (the "Undesignated Preferred Stock" and, together with the pre-IPO Preferred Stock, the "Preferred Stock").

     The number of authorized shares of the class of Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote, without a vote of the holders of the Preferred Stock (subject to the terms of the pre-IPO Preferred Stock and except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock).

     The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

     At the time the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware becomes effective:

     (a) Each outstanding share of Common Stock, par value $0.01 per share, of the Corporation (the "Old Common Stock") shall be reclassified as and subdivided into 0.8173 shares of Common Stock, par value $0.01 per share, of the Corporation; (the "Reverse Stock Split") and

     (b) All authorized but unissued shares of Old Common Stock shall be eliminated and extinguished.

     Upon the effective filing hereof with the Secretary of State of the State of Delaware, the reclassification and subdivision of the issued and outstanding shares of Old Common Stock into issued and outstanding shares of Common Stock shall occur automatically without any further action by the holders of such shares of Old Common Stock and whether or not the certificates representing the shares of Old Common Stock are surrendered to the Corporation; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such reclassification and subdivision unless certificates evidencing such shares of Old Common Stock which have been reclassified and subdivided are either delivered to the Corporation as hereinafter provided or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

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     Upon the occurrence of the automatic reclassification and subdivision of the Old Common Stock, the holders of Old Common Stock shall surrender the certificates representing such shares at the office of the Corporation. Thereupon there shall be issued and delivered to such holder at such office and in the name shown on such surrendered certificate or certificates(s), a certificate for the number of shares of Common Stock into which the surrendered shares of Old Common Stock have been reclassified and subdivided, dated as of the date on which such automatic reclassification and subdivision occurs.

                                 A. COMMON STOCK

          Subject to all the rights, powers and preferences of the Preferred Stock and except as provided by law or in this Article IV (or in any certificate of designations of any series of Undesignated Preferred Stock):

                 (a) the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the "Directors") and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; PROVIDED, HOWEVER, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL;

                 (b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board or any authorized committee thereof; and

                 (c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

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                     B. PRE-IPO CONVERTIBLE PREFERRED STOCK

          1. GENERAL. The pre-IPO Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as a majority of the Board of Directors of the Corporation may determine. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes of capital stock. Except as otherwise provided in this Certificate of Incorporation, different series of pre-IPO Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes.

          The Board of Directors of the Corporation is expressly authorized, by a vote or written consent of at least a majority of the Board of Directors then in office, to provide for the issuance of all or any shares of the pre-IPO Preferred Stock in one or more series, each with such designations, preferences, voting powers (or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by the Board of Directors of the Corporation to create such series, and a Certificate of Designation of said resolution or resolutions shall be filed in accordance with the General Corporation Law of the State of Delaware. The authority of the Board of Directors of the Corporation with respect to each such series shall include, without limitation of the foregoing, the right to provide that the shares of each such series may:

          (i) have such distinctive designation and consist of such number of shares;

          (ii) be subject to redemption at such time or times and at such price or prices;

          (iii) be entitled to the benefit of a retirement or sinking fund for the redemption of such series on such terms and in such amounts;

          (iv) be entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series;

          (v) be entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation;

          (vi) be convertible into, or exchangeable for, shares of any other class or classes of capital stock, or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange and with such adjustments, if any;

          (vii) be entitled to the benefit of such limitations, if any, on the issuance of additional shares of such series or shares of any other series of pre-IPO Preferred Stock; or

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          (vii)  be entitled to such other preferences, powers, qualifications, rights and privileges, all as the Board of Directors of the Corporation may deem advisable and as are not inconsistent with law and the provisions of this Certificate of Incorporation.

          2. DESIGNATION. Of the 20,900,000 shares of pre-IPO Preferred Stock which the Corporation has authority to issue, 1,033,000 shall be designated and known as Series A Convertible Preferred Stock (the "Series A Preferred"), 396,000 shall be designated and known as the Series B Convertible Preferred Stock (the "Series B Preferred"), 785,000 shall be designated and known as the Series C Convertible Preferred Stock (the "Series C Preferred"), 733,000 shall be designated and known as the Series D Convertible Preferred Stock (the "Series D Preferred"); 420,751 shall be designated and known as the Series E Convertible Preferred Stock (the "Series E Preferred"); 186,899 shall be designated as the Series F Convertible Preferred Stock (the "Series F Preferred"); 312,119 shall be designated as the Series G Convertible Preferred Stock (the "Series G Preferred"); 192,147 shall be designated as the Series I-1 Convertible Preferred Stock (the "Series I-1 Preferred"); 2,000 shall be designated as the Series J-1 Convertible Preferred Stock (the "Series J-1 Preferred"); 5,244,902 shall be designated as the Series 04 Convertible Preferred Stock (the "Series 04 Preferred"); 5,244,902 shall be designated as the Series 04-1 Convertible Preferred Stock (the "Series 04-1 Preferred"); 2,920,000 shall be designated as the Series 05 Convertible Preferred Stock (the "Series 05 Preferred"); and 2,920,000 shall be designated as the Series 05-1 Convertible Preferred Stock (the "Series 05-1 Preferred"). The Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred and Series G Preferred shall be collectively referred to herein as the "Junior Preferred".

          3. DIVIDENDS. The holders of the then outstanding pre-IPO Preferred Stock shall be entitled to receive, out of funds legally available therefor, when and if declared by the Board of Directors, dividends at the same rate as dividends (other than dividends paid in additional shares of Common Stock) that are paid with respect to the Common Stock (treating each share of pre-IPO Preferred Stock as being equal to the number of shares of Common Stock (including fractions of a share) into which each such share of pre-IPO Preferred Stock is then convertible).

          4. LIQUIDATION, DISSOLUTION OR WINDING UP. All of the preferential amounts to be paid to the holders of the pre-IPO Preferred Stock pursuant to
Section 4(a) of this Article FOURTH shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the Common Stock in connection with a liquidation, dissolution or winding up of the Corporation.

                 (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of pre-IPO Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the pre-IPO Preferred Stock by reason of their ownership thereof, an amount equal to (i) One and 14/100 Dollars ($1.14) per share of Series A Preferred, (ii) One and 60/100 Dollars ($1.60) per share of Series B Preferred, (iii) Two and 40/100 Dollars ($2.40) per share of Series C Preferred, (iv) Four and 60/100 Dollars ($4.60) per share of Series D Preferred, (v) Ten and 80/100 Dollars ($10.80) per share of Series E

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Preferred, (vi) Ten and 80/100 Dollars ($10.80) per share of Series F Preferred,
(vii) Ten and 80/100 Dollars ($10.80) per share of Series G Preferred, (viii)
Ten and 80/100 Dollars ($10.80) per share of Series I-1 Preferred (the "Series I-1 Preference"), (ix) Ten and 80/100 Dollars ($10.80) per share of Series J-1 Preferred (the "Series J-1 Preference"), (x) Five and 40/100 Dollars ($5.40) per share of Series 04 Preferred (the "Series 04 Preference") and Five and 40/100 Dollars ($5.40) per share of Series 04-1 Preferred (the "Series 04-1 Preference"), and (xi) Six and 00/100 Dollars ($6.00) per share of Series 05 Preferred (the "Series 05 Preference") and Six and 00/100 Dollars ($6.00) per share of Series 05-1 Preferred (the "Series 05-1 Preference") (each appropriately adjusted for stock splits, stock dividends, reclassifications, recapitalizations or other similar events affecting the pre-IPO Preferred
Stock). If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of pre-IPO Preferred Stock the full amount to which they shall be entitled, the assets of the Corporation shall first be distributed ratably to the holders of shares of Series 05 Preferred and Series 04 Preferred in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full until the Series 05 Preference and the Series 04 Preference are paid in full, then ratably to the holders of shares of Series
05-1 Preferred, Series 04-1 Preferred, Series J-1 Preferred and Series I-1 Preferred in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full, until the Series 05-1 Preference, Series 04-1 Preference, Series J-1 Preference and Series I-1 Preference are paid in full, and then to the holders of shares of Junior Preferred and any class or series of stock ranking on liquidation on a parity with the Junior Preferred in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

                 (b) After the payment of all preferential amounts required to be paid to the holders of pre-IPO Preferred Stock pursuant to Section 4(a) of this Article FOURTH and any other class or series of stock of the Corporation ranking on liquidation senior to or on a parity with the pre-IPO Preferred Stock, upon the dissolution, liquidation or winding up of the Corporation, the remaining net assets of the Corporation available for distribution shall be distributed ratably among the holders of Series 05 Preferred, Series 05-1 Preferred, Series 04 Preferred, Series 04-1 Preferred, Series J-1 Preferred, Series I-1 Preferred and Common Stock (with each share of Series 05 Preferred, Series 05-1 Preferred, Series 04 Preferred, Series 04-1 Preferred, Series J-1 Preferred, and Series I-1 Preferred being deemed, for such purpose, to be equal to the number of shares of Common Stock (including fractions of a share) into which each such share is convertible immediately prior to the close of business on the business day fixed for such distribution).

                 (c) The merger or consolidation of the Corporation into or with another corporation which results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by such other corporation or an affiliate thereof, or the sale of all or substantially all the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4, but only if, in the case of a merger, after giving effect to such

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merger, the holders of the Corporation's securities immediately prior to such merger own 50% or less of any surviving entity's voting securities. The amount deemed distributed to the holders of pre-IPO Preferred Stock upon any such merger or consolidation shall be the cash or the value of the property, rights or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

          5.     VOTING.

                 (a) Each holder of outstanding shares of pre-IPO Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of pre-IPO Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant to Section 7 of this Article FOURTH), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law, by the provisions of this Certificate of Incorporation or by the provisions establishing any other series of pre-IPO Preferred Stock, holders of any outstanding series of pre-IPO Preferred Stock shall vote together with the holders of Common Stock as a single class on all actions to be taken by the stockholders of the Corporation, including actions amending this Certificate of Incorporation to increase the number of authorized shares of Common Stock.

                 (b) For this purpose, without limiting the generality of the foregoing (but subject to the provisions of Section 5(d) of this Article FOURTH) the authorization or issuance of any series of pre-IPO Preferred Stock which is on a parity with or has preference or priority over the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series G Preferred, Series I-1 Preferred, Series J-1 Preferred, Series 04 Preferred, Series 04-1 Preferred, Series 05 Preferred or Series 05-1 Preferred (the "Existing pre-IPO Preferred Stock") as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall not be deemed to affect adversely the Existing pre-IPO Preferred Stock. The number of authorized shares of pre-IPO Preferred Stock of any series may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of the Common Stock, the Existing pre-IPO Preferred Stock and all other classes or series of stock of the Corporation entitled to vote thereon, voting as a single class.

                 (c) In addition to any other rights provided by law, by the provisions of this Certificate of Incorporation or by the provisions establishing any other series of pre-IPO Preferred Stock, so long as at least 750,000 shares of pre-IPO Preferred Stock are outstanding (appropriately adjusted for stock splits, stock contributions, stock dividends and recapitalizations of the pre-IPO Preferred Stock), the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the shares of pre-IPO Preferred Stock then outstanding, voting together as a single class:

                 (i) enter into any sale, consolidation, merger, reorganization or conversion of the Corporation, or liquidate the Corporation;

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                 (ii)  declare or pay any dividend on any class of capital stock or repurchase any shares of any class of capital stock, except for repurchases of stock issued under any stock or option plan approved by the Board of Directors, from any person or entity pursuant to an agreement approved by the Board of Directors and repurchases in accordance with the exchange rights set forth in that certain Series
          04 Preferred Stock Purchase Agreement by and among the Corporation and certain investors dated April 2, 2004, as amended from time to time (the "Series 04 Purchase Agreement"), that certain 2005 Series 04 Preferred Stock Purchase Agreement by and among the Corporation and certain investors dated March 2, 2005, as amended from time to time (the "2005 Series 04 Purchase Agreement" and together with the Series 04 Purchase Agreement, the "Series 04 Purchase Agreements"), that certain Series 04 Preferred Stock Exchange Agreement by and among the Corporation and certain investors dated April 2, 2004, as amended from time to time (the "Series 04 Exchange Agreement") or that certain Series 05 Preferred Stock Purchase Agreement by and among the Corporation and certain investors dated January 19, 2006, as amended from time to time (the "Series 05 Purchase Agreement") or in accordance with Section 9 of this Article FOURTH;

                 (iii) effect any recapitalization or reclassification of any shares of pre-IPO Preferred Stock;

                 (iv) sell, lease, transfer, license or pledge all, or substantially all of its assets;

                 (v) file or consent to the filing of a petition under federal or state bankruptcy, insolvency, reorganization or similar laws with respect to the Corporation;

                 (vi) increase the size of the Corporation's Board of Directors to a number greater than seven (7); or

                 (vii) amend this Section 5(c).

                 (d) In addition to any other rights provided by law, by the provisions of this Certificate of Incorporation or by the provisions establishing any other series of pre-IPO Preferred Stock, so long as Vertical Fund I, L.P. and Vertical Fund II, L.P. (collectively, "Vertical") together with their Affiliates (as defined in Section 9 of this Article FOURTH) continue to hold at least 50% of the aggregate shares of (i) Series 04 Preferred issued to Vertical pursuant to the Series 04 Purchase Agreements and the Series 04 Exchange Agreement and (ii) Series 05 Preferred issued pursuant to the Series 05 Purchase Agreement (appropriately adjusted for stock splits, stock contributions, stock dividends and recapitalizations of the Series 05 Preferred and the Series 04 Preferred), the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the aggregate shares of Series

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05 Preferred and Series 04 Preferred then outstanding, voting as a single class
(which vote or consent must include the vote or consent of Vertical):

                 (i) issue any securities (including debt securities) ranking senior to the Series 04 Preferred or the Series 05 Preferred as to dividends, interest, redemption or as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation or, except to the extent required by law, having the right to vote as a separate class on any matter to be presented to the stockholders; or

                 (ii) amend this Certificate of Incorporation in a manner materially adverse to the holders of Series 05 Preferred or Series 04 Preferred or amend any provisions of Section 4 (Liquidation, Dissolution or Winding Up), Section 5 (Voting), Section 7(d) (Adjustment of Series 04 and/or Series 05 Conversion Price Upon Issuance of Common Stock) or Section 9 (Pay to Play Provision) of this Article FOURTH which affects the rights of the Series 05 Preferred or Series 04 Preferred. For the avoidance of doubt, the provisions of this Section 5(d)(ii) shall not apply to any amendments to this Certificate of Incorporation, the purpose of which is to authorize a series of capital stock the rights and preferences of which are pari-passu with or junior to those of the Series 05 Preferred or Series 04 Preferred with respect to dividends, interest, redemptions or as to distribution of assets on the liquidation, dissolution or winding up of the Corporation.

          6.     [Intentionally Omitted]

          7. OPTIONAL CONVERSION. The holders of the pre-IPO Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                 (a) RIGHT TO CONVERT. Each share of pre-IPO Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Adjusted Purchase Price (as defined below) for the series of pre-IPO Preferred Stock being converted by the applicable Conversion Price (as defined below) in effect at the time of conversion. The Adjusted Purchase Price and the Conversion Price shall initially be (i) One and 14/100 Dollars ($1.14) per share of Series A Preferred, (ii) One and 60/100 Dollars ($1.60) per share of Series B Preferred, (iii) Two and 40/100 Dollars ($2.40) per share of Series C Preferred, (iv) Four and 60/100 Dollars ($4.60) per share of Series D Preferred, (v) Ten and 80/100 Dollars ($10.80) per share of Series E Preferred, (vi) Ten and 80/100 Dollars ($10.80) per share of Series F Preferred, (vii) Ten and 80/100 Dollars ($10.80) per share of Series G Preferred, (viii) Ten and 80/100 Dollars ($10.80) per share of Series I-1 Preferred, (ix) Ten and 80/100 Dollars ($10.80) per share of Series J-1 Preferred, (x) Five and 40/100 Dollars ($5.40) per share of Series 04 Preferred,
(xi) Five and 40/100 Dollars ($5.40) per share of Series 04-1 Preferred, (xii) Six and 00/100 Dollars ($6.00) per share of Series 05 Preferred and (xiii) Six and 00/100 Dollars ($6.00) per share of Series 05-1 Preferred. Such Conversion Price, and the rate at which shares of pre-IPO Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

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     In the event of a liquidation of the Corporation, the Conversion Rights shall terminate immediately prior to the payment of any amounts distributable on liquidation to the holders of pre-IPO Preferred Stock.

                 (b) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of the pre-IPO Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the market price per share of Common Stock (as determined in good faith by the Board of Directors) on the close of business on the date of such conversion. The determination of the number of fractional shares shall be based on the total number of shares of pre-IPO Preferred Stock being converted at any one time by any holder thereof, not upon each share of pre-IPO Preferred Stock being converted.

                 (c)   MECHANICS OF CONVERSION.

                 (i) In order for a holder of pre-IPO Preferred Stock to convert shares of pre-IPO Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of pre-IPO Preferred Stock, at the office of the transfer agent for the pre-IPO Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the pre-IPO Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver to such holder of pre-IPO Preferred Stock, or to his or its nominees, a certificate or certificates for the full number of shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Section 7(b) of this Article FOURTH in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

                 (ii) The Corporation shall at all times when pre-IPO Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the pre-IPO Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of pre-IPO Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the pre-IPO Preferred Stock, the Corporation

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          will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

                 (iii) Upon any such conversion, no adjustment to the Conversion Price shall be made for any accrued and unpaid dividends on the pre-IPO Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

                 (iv) All shares of pre-IPO Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any accrued and unpaid dividends thereon. Any shares of pre-IPO Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized shares of pre-IPO Preferred Stock accordingly.

                 (v) If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may at the option of any holder tendering pre-IPO Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the pre-IPO Preferred Stock shall not be deemed to have converted such pre-IPO Preferred Stock until immediately prior to the closing of the sale of securities.

                 (d) ADJUSTMENT OF SERIES 04 AND/OR SERIES 05 CONVERSION PRICE UPON ISSUANCE OF COMMON STOCK. Except as provided in Section 7(e) or Section 9 of this Article FOURTH, if the Corporation shall, at any time, or from time to time, after the date on which this Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the "Applicable Issue Date") and while there are shares of Series 04 Preferred and/or Series 05 Preferred outstanding, issue or sell, or is, in accordance with Section 7(d)(1) through
(5) of this Article FOURTH, deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price of such series of pre-IPO Preferred Stock in effect immediately prior to the time of such issue or sale (the "Effective Conversion Price"), then, forthwith upon such issue or sale, the Effective Conversion Price for such series of pre-IPO Preferred Stock shall be reduced to the price determined by dividing (i) an amount equal to the sum of (a) the number of shares of Common Stock outstanding or deemed outstanding, determined on a fully diluted basis assuming the exercise, conversion and exchange (as the case may be) of all outstanding shares of Convertible Securities and Options (each as defined below) immediately prior to such issue or sale multiplied by the then existing per share Effective Conversion Price for such series of pre-IPO Preferred Stock and (b) the consideration, if any, received by the Corporation upon such issue or sale, by
(ii) the total number of shares of

Common Stock outstanding or deemed outstanding determined on a fully diluted basis assuming the exercise, conversion and exchange (as the case may be) of all outstanding shares of Convertible Securities and Options immediately after such issue or sale. For the avoidance of doubt, for purposes of the calculation in
(ii) above, the number of shares of Common Stock deemed issuable upon conversion or exchange of any series of pre-IPO Preferred Stock shall not take into account the issuance of any additional shares of Common Stock as a result of any adjustment to the Effective Conversion Price of any series of pre-IPO Preferred Stock as a result of the then applicable calculation. With respect to any issue or sale (deemed or otherwise) by the Corporation of shares of Common Stock, the application of this Section 7(d) may be waived with respect to all shares of Series 05 Preferred and Series 04 Preferred, upon the affirmative vote or written consent of the holders of a majority of the shares of the aggregate of Series 05 Preferred and Series 04 Preferred then outstanding (which vote or consent must include the vote or consent of Vertical, so long as Vertical together with its Affiliates continues to hold at least 50% of the aggregate shares of Series 05 Preferred and Series 04 Preferred on an as-converted to Common Stock basis issued to Vertical, together with its Affiliates pursuant to the Series 05 Purchase Agreement, the Series 04 Purchase Agreements and the Series 04 Exchange Agreement, appropriately adjusted for stock splits, stock contributions, stock dividends and recapitalizations of the Series 05 Preferred and Series 04 Preferred).

     For purposes of this Section 7(d) only, the following Sections 7(d)(1) to 7(d)(5) shall also be applicable:

                 (1) ISSUANCE OF RIGHTS OR OPTIONS. In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase or any options for the purchase of Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Effective Conversion Price of either the Series 04 Preferred or the Series 05 Preferred, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in Section 7(d)(3) of this Article FOURTH no adjustment of the Effective Conversion Price of the Series 04 Preferred or the Series 05 Preferred shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

                 (2) ISSUANCE OF CONVERTIBLE SECURITIES. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Effective Conversion Price of either the Series 04 Preferred or the Series 05 Preferred, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in Section 7(d)(3) of this Article FOURTH, no adjustment of the Effective Conversion Price of the Series 04 Preferred or the Series 05 Preferred shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Effective Conversion Price of either the Series 04 Preferred or the Series 05 Preferred has been or is to be made pursuant to other provisions of this Section 7(d), no further adjustment of such Effective Conversion Price shall be made by reason of such issue or sale.

                 (3) CHANGE IN OPTION PRICE OR CONVERSION RATE. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in Section 7(d)(1) of this Article FOURTH, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 7(d)(1) or 7(d)(2) of this Article FOURTH, or the rate at which Convertible Securities referred to in Section 7(d)(1) or 7(d)(2) of this Article FOURTH are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Effective Conversion Price of the Series 04 Preferred and the Series 05 Preferred shall forthwith be readjusted to the Conversion Price of such series which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the expiration or termination of any Option or any right to convert or exchange any Convertible Security, the Effective Conversion Price of the Series 04 Preferred and the Series 05 Preferred shall be increased to the Conversion Price of such series which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding as of such termination or expiration, never been issued.

                 (4) CONSIDERATION FOR STOCK. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

                 (5) TREASURY SHARES. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this Section 7(d).

                 (e) CERTAIN ISSUES OF COMMON STOCK EXCEPTED. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment to the Effective Conversion Price of the Series 04 Preferred or the Series 05 Preferred upon any issuance of (A) shares of capital stock of the Corporation (including securities convertible into or exercisable for capital stock of the Corporation) under any stock or option plan approved by a majority of the Corporation's Board of Directors, (B) Common Stock upon conversion of any shares of pre-IPO Preferred Stock of the Corporation outstanding on the date hereof or issued any date hereafter, (C) shares of capital stock of the Corporation (including securities convertible into or exchangeable for capital stock of the Corporation) issued in connection with the acquisition of another corporation by the Corporation by merger, purchase of substantially all assets or other reorganization whereby the Corporation owns, upon consummation of such acquisition, greater than fifty percent (50%) of the voting power to elect the directors of such corporation, (D) shares of capital stock of the Corporation (including securities convertible into or exercisable for capital stock of the Corporation) to financial institutions and leasing companies in connection with borrowing or lease financing arrangements of the Corporation, or to landlords or service companies, (E) capital stock of the Corporation (including securities convertible into or exercisable for capital stock of the Corporation) to acquire technology or licenses, (F) shares of capital stock of the Corporation (including securities convertible into or exchangeable for capital stock of the Corporation) issued pursuant to Section 3 of the Series 04 Purchase Agreements,
(G) shares of capital stock of the Corporation (including securities convertible into or exchangeable for capital stock of the Corporation) issued pursuant to
Section 3 of the Series 04 Exchange Agreement, (H) shares of capital stock of the Corporation (including securities convertible into or exchangeable for capital stock of the Corporation) issued pursuant to Section 3 of the Series 05 Purchase Agreement; (I) shares of capital stock of the Corporation issued pursuant to the provisions of Section 9 of this Article FOURTH; (J) securities issued upon exercise, conversion or exchange of any of the securities described in (A)-(I) above (and securities issued upon exercise, conversion or exchange of any of those securities); and (K) with respect to the Series 05 Preferred only, any shares of capital stock of the Corporation (including securities convertible into or exchangeable for capital stock of the Corporation) issued pursuant to
Section 1 of the Series 05 Purchase Agreement after the date hereof (and securities issued upon the conversion or exchange of any of those securities).

                 (f) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation shall at any time or from time to time after the Applicable Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Applicable Issue Date for the pre-IPO Preferred Stock combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. For avoidance of doubt, the Conversion Price in effect immediately prior to the Reverse Stock Split shall be proportionally adjusted in order to give effect to such Reverse
Stock Split. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

                 (g) ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time, or from time to time after the Applicable Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for such pre-IPO Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for such pre-IPO Preferred Stock then in effect by a fraction:

                 (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                 (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for such pre-IPO Preferred Stock shall be re-computed accordingly as of the close of business on such record date and thereafter the Conversion Price for such pre-IPO Preferred Stock shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

                 (h) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time or from time to time after the Applicable Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of such pre-IPO Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their pre-IPO Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period, under this paragraph with respect to the rights of the holders of the pre-IPO Preferred Stock.

                 (i) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE, OR SUBSTITUTION. If, any time after the Applicable Issue Date, the Common Stock issuable upon the conversion of the pre-IPO Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of pre-IPO Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of pre-IPO Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

                 (j) NO IMPAIRMENT. The Corporation will not, by amendment of this Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the pre-IPO Preferred Stock against impairment.

                 (k) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of pre-IPO Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of pre-IPO Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of pre-IPO Preferred Stock.

                 (l)   NOTICE OF RECORD DATE.  In the event:

                 (i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

                 (ii) that the Corporation subdivides or combines its outstanding shares of Common Stock;

                 (iii) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

                 (iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the pre-IPO Preferred Stock, and shall cause to be mailed to the holders of the pre-IPO Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the record date specified in (A) below or twenty days before the date specified in (B) below, a notice stating

                       (A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

                       (B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

     8.   MANDATORY CONVERSION.

                 (a) All shares of pre-IPO Preferred Stock then outstanding shall convert into shares of Common Stock at the then effective conversion rate pursuant to Section 7 of this Article FOURTH, at the closing of the sale of shares of Common Stock in a fully underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, (in the event of which offering, the person(s) entitled to receive Common Stock issuable upon such conversion of the pre-IPO Preferred Stock shall not be deemed to have converted until immediately prior to the closing of such offering).

                 (b) All holders of record of shares of pre-IPO Preferred Stock will be given written notice of the date fixed and the place designated for mandatory conversion of all such shares of pre-IPO Preferred Stock pursuant to this Section 8. Such notice will be sent by first class or registered mail, postage prepaid, to each record holder of pre-IPO Preferred Stock at such holder's address last shown on the records of the transfer agent for the pre-IPO Preferred Stock (or the records of the Corporation, if it serves as its own transfer agent). On or before the date fixed for conversion, each holder of shares of pre-IPO Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 8. On the date fixed for conversion, all rights with respect to the pre-IPO Preferred Stock so converted, including the rights, if any, to receive notices and vote, will terminate, except for the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such pre-IPO Preferred Stock has been converted, and payment of any accrued but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly authorized in writing. As soon as practicable after the date of such mandatory conversion and the surrender of the certificate or certificates for pre-IPO Preferred Stock, the Corporation shall cause to be issued and delivered to each holder, or to his or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Section 7(b) of this Article FOURTH in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

                 (c) All certificates evidencing shares of pre-IPO Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of pre-IPO Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriate action as may be necessary to reduce the authorized shares of pre-IPO Preferred Stock accordingly.

     9. PAY TO PLAY PROVISION. In the event that the Corporation issues any securities which would result in the reduction (whether or not such reduction is waived as provided in Section 7(d)) of (i) the Effective Conversion Price of the Series 04 Preferred (a "Series 04

Dilutive Equity Financing"), and/or (ii) the Effective Conversion Price of the Series 05 Preferred (a "Series 05 Dilutive Equity Financing" and, together with the Series 04 Dilutive Equity Financing, a "Dilutive Equity Financing"), the Corporation shall, after the initial closing of such Dilutive Equity Financing, provide notice to each holder of (x) Series 04 Preferred, in the event of a Series 04 Dilutive Equity Financing, and/or (y) Series 05 Preferred, in the event of a Series 05 Dilutive Equity Financing, that did not purchase or agree to purchase (in the case of a Dilutive Issuance structured in a manner in which an investment is made in the Corporation in more than one tranche) its Participation Amount (as defined below) of the securities issued in such Dilutive Equity Financing (the "Pay to Play Notice"). If such holder does not purchase or agree to purchase, as the case may be, its Participation Amount of the securities issued in such Dilutive Equity Financing, by the close of business on the 15th day after delivery of the Pay to Play Notice, then, as of such date, such holder shall be deemed to be a "Non-Participating Holder." Upon being deemed to be a Non-Participating Holder, all of the shares of Series 04 Preferred and/or Series 05 Preferred, as the case may be, owned by the Non-Participating Holder shall automatically and without further action on the part of such holder be converted in accordance with the remaining provisions of this Section 9, with such conversion to be effective as of the date of the initial closing of the applicable Dilutive Equity Financing. Any notice to be delivered by the Corporation in accordance with this Section 9 will be sent by overnight courier or first class or registered mail, postage prepaid, to a holder at such holder's address last shown on the records of the Corporation's transfer agent (or the records of the Corporation, if it serves as its own transfer agent), and shall be deemed to be delivered one day after being sent by courier or two days after being sent by mail.

                 (a) CONVERSION OF SERIES 04 PREFERRED. In connection with the first Series 04 Dilutive Equity Financing to occur after the Applicable Issue Date, (the "First Series 04 Dilutive Equity Financing"), each share of Series 04 Preferred held by a Non-Participating Holder shall be converted into one share of Series 04-1 Preferred. In connection with any Series 04 Dilutive Equity Financing to occur after the First Series 04 Dilutive Equity Financing (a "Subsequent Series 04 Dilutive Equity Financing"), each share of Series 04 Preferred held by a Non-Participating Holder shall be converted into one share of a newly created series of pre-IPO Preferred Stock (having such number of shares as the Board of Directors may by resolution fix), which series shall be identical in all respects to the Series 04-1 Preferred, except that the Conversion Price of the newly created series of pre-IPO Preferred Stock shall be equal to the Effective Conversion Price of the Series 04 Preferred immediately prior to the applicable Subsequent Series 04 Dilutive Equity Financing and shall be subject to no further adjustments similar to those adjustments set forth in
Section 7(d) of this Article FOURTH.

                 (b) CONVERSION OF SERIES 05 PREFERRED. In connection with the first Series 05 Dilutive Equity Financing to occur after the Applicable Issue Date, ( the "First Series 05 Dilutive Equity Financing"), each share of Series 05 Preferred held by a Non-Participating Holder shall be converted into one share of Series 05-1 Preferred. In connection with any Series 05 Dilutive Equity Financing to occur after the First Series 05 Dilutive Equity Financing (a "Subsequent Series 05 Dilutive Equity Financing" and, together with any Subsequent Series 04 Dilutive Equity Financing, sometimes referred to herein as a "Subsequent Dilutive Equity Financing"), each share of Series 05 Preferred held by a Non-Participating Holder shall be converted into one share of a newly created series of pre-IPO Preferred Stock (having such number of shares as the Board of Directors may by resolution fix), which series shall be identical in all respects to the Series 05-1 Preferred, except that the Conversion Price of the newly created series of pre-IPO Preferred Stock shall be equal to the Effective Conversion Price of the Series 05 Preferred immediately prior to the applicable Subsequent Series 05 Dilutive Equity Financing and shall be subject to no further adjustments similar to those adjustments set forth in Section 7(d) of this Article FOURTH.

                 (c) Upon the occurrence of a Subsequent Dilutive Equity Financing, the Board of Directors shall take all necessary actions to designate each new series of pre-IPO Preferred Stock required to be designated in accordance with Sections 9(a) and 9(b) of this Article FOURTH. Upon the conversion of shares of Series 04 Preferred or Series 05 Preferred in accordance with this Section 9, the shares of Series 04 Preferred and/or Series 05 Preferred so converted shall be cancelled and not subject to reissuance. As used in this Section 9, the term Participation Amount shall mean the amount of securities issued in the applicable Dilutive Equity Financing that such holder of Series 04 Preferred and/or Series 05 Preferred has the right to purchase pursuant to Article III of the Fifth Amended and Restated Stockholders' Agreement by and among the Corporation and certain stockholders of the Corporation dated as of January 19, 2006, as the same may be amended from time to time, and as such Participation Amount may be waived or amended in accordance with the terms and conditions of such agreement; provided that in the event that Vertical purchases less than 100% of its Participation Amount of the securities issued in the applicable Dilutive Equity Financing, the Participation Amount of each holder of Series 04 Preferred and/or Series 05 Preferred (including Vertical) shall be reduced to such percentage of such holder's Participation Amount as is equal to the percentage of Vertical's Participation Amount that Vertical purchases in the offering. In determining any such holder's Participation Amount, the holder shall be deemed to have owned immediately prior to such Dilutive Equity Financing all equity securities of the Corporation (including warrants, but excluding any outstanding options issued under any stock or option plan approved by the Company's Board of Directors) then owned in the aggregate by such holder and all persons, firms or entities that control, are controlled by, or are under common control with, such holder (hereinafter, "Affiliate") and to have purchased in such Dilutive Equity Financing all securities purchased in the aggregate in such Dilutive Equity Financing by such holder and all of its Affiliates.

                 (d) The holder of any shares of Series 04 Preferred and/or Series 05 Preferred converted pursuant to Sections 9(a) or 9(b) of this Article FOURTH shall deliver to the Corporation during regular business hours at the office of the transfer agent for the pre-IPO Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), the certificate or certificates for the shares so converted, duly endorsed or assigned in blank to the Corporation. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder or its nominees, at the place designated by such holder, a certificate or certificates for the number of full shares of (i) Series 04-1 Preferred, if such conversion is pursuant to the First Series 04 Dilutive Equity Financing, (ii) Series 05-1 Preferred, if such conversion is pursuant to the First Series 05 Dilutive Equity Financing, or (iii) the new series of pre-IPO Preferred Stock, if such conversion is pursuant to a Subsequent Dilutive Equity Financing, to which such holder is entitled. The stockholder in whose name such certificates are to be issued shall be deemed to have become a holder of record thereof on the date of the initial closing of the applicable Dilutive Equity Financing, unless the transfer books of the Corporation

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are closed on that date, in which event such stockholder shall be deemed to have become a holder thereof on the next succeeding date on which the transfer books are open.

                 (f) No Non-Participating Holder may convert any shares of Series 04 Preferred or Series 05 Preferred into Common Stock after the initial closing of any Dilutive Equity Financing.

                         C. UNDESIGNATED PREFERRED STOCK

          The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide for the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

                                    ARTICLE V

                               STOCKHOLDER ACTION

     1. ACTION WITHOUT MEETING. Except as otherwise provided herein, any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

     2. SPECIAL MEETINGS. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

                                   ARTICLE VI

                                    DIRECTORS

     1. GENERAL. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

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     2.   ELECTION OF DIRECTORS. Election of Directors need not be by written ballot unless the By-laws of the Corporation (the "By-laws") shall so provide.

     3. NUMBER OF DIRECTORS; TERM OF OFFICE. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series or class of Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as reasonably possible. The initial Class I Directors of the Corporation shall be Edward M. Muller and Simon
F. Williams, Ph.D.; the initial Class II Directors of the Corporation shall be Jack W. Lasersohn, Jay Kouba, Ph.D., and Oliver P. Peoples, Ph.D.; and the initial Class III Directors of the Corporation shall be Edward M. Giles, Anthony
J. Sinskey, Sc.D., and James J. Barber, Ph.D. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2007, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2008, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2009. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

     Notwithstanding the foregoing, whenever, pursuant to the provisions of
Article IV of this Certificate, the holders of any one or more series or class of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable thereto.

     4. VACANCIES. Subject to the rights, if any, of the holders of any series or class of Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been duly elected and qualified or until his or her earlier resignation or removal. Subject to the rights, if any, of the holders of any series or class of Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; PROVIDED, HOWEVER, that no decrease in the number of Directors shall shorten the term of any incumbent Director.

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     5.   REMOVAL. Subject to the rights, if any, of any series or class of
Preferred Stock to elect Directors and to remove any Director whom the holders of any such stock have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of Directors. At least forty-five (45) days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

                                   ARTICLE VII

                             LIMITATION OF LIABILITY

     A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

     Any repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director at the time of such repeal or modification.

                                  ARTICLE VIII

                              AMENDMENT OF BY-LAWS

     1. AMENDMENT BY DIRECTORS. Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

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     2.   AMENDMENT BY STOCKHOLDERS. The By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose as provided in the By-laws, by the affirmative vote of at least 75% of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class; PROVIDED, HOWEVER, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

                                   ARTICLE IX

                    AMENDMENT OF CERTIFICATE OF INCORPORATION

     The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Whenever any vote of the holders of voting stock is required to amend or repeal any provision of this Certificate, and in addition to any other vote of holders of voting stock that is required by this Certificate or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; PROVIDED, HOWEVER, that the affirmative vote of not less than 75% of the outstanding shares entitled to vote on such amendment or repeal, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V, Article VI, Article VII, Article VIII or Article IX of this Certificate.

                                  [End of Text]

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     THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this ____ day of __________, 2006.


                              METABOLIX, INC.



                              ------------------------------------------
                              By:  James Barber
                              Its: Chief Executive Officer and President


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